Law Offices
Roberts & Henry
504 Talbot Street
P.O. Box 1138
St. Michaels, MD 21663
(561)799-5749


                                                      May 18, 2005

Copley Fund, Inc.
245 Sunrise Ave.
Palm Beach, FL 33480

Gentlemen:

	We have examined the Articles of Incorporation of the Copley Fund, Inc. (the "Fund"), a Florida Corporation, the By-laws, and other various pertinent Fund documents that we deem material to this Opinion. We have also examined Amendment 22 to the Fund's Registration Statement under the Investment Company Act of 1940, as amended ("Investment Company Act"). The Fund is authorized to issue 5,000,000 shares of common stock at $1.00 par value.

	The Fund has filed with the United States Securities and Exchange Commission (the "Commission") an election to register an indefinite number of shares pursuant to the provisions of Rule 24f-2 under the Investment Company Act.

	You have advised us that each year during which shares are sold pursuant to the election, the Fund will timely file a notice pursuant to Rule 24f-2 perfecting the registration of the shares of each Series sold by the Fund during each fiscal year during which such election to register an indefinite number of shares remains in effect. In connection with the Rule 24f-2 Notice for the fiscal year ended February 28, 2005, you have requested that we provide you with the opinion contained herein.

	Based upon the foregoing information and examination, it is our opinion that the shares of the Fund, the registration of which the Fund's Rule 24f-2 Notice for the fiscal year ended February 28, 2005 makes definite in number, were legally issued, fully paid and non-assessable.

	We hereby consent to the use of this Opinion with the Rule 24f-2
Notice.

                                                  Very truly yours,



                                                  /s/ Thomas C. Henry
                                                      Thomas C. Henry

TCH/pct
cc: Mr. Irving Levine